United States securities and exchange commission logo





                    June 18, 2020

       John J. Haley
       Chief Executive Officer
       Willis Towers Watson Public Limited Company
       Willis Towers Watson House
       Elm Park
       Merrion Road, Dublin 4 Ireland

                                                        Re: Willis Towers
Watson Public Limited Company
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 12, 2020
                                                            File No. 001-16503

       Dear Mr. Haley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Finance